Exhibit 99.1

To our Metabasis employees and scientific advisory board members:

I am happy to announce that we intend to initiate an offer to exchange certain out-of-the-money options for new option awards held by our employees and scientific advisory board members. We plan to commence the offer on December 8, 2008 and hold the offer open for participation through January 7, 2009.

Participation in the offer will be completely voluntary. Eligible participants will have the opportunity to exchange stock options with an exercise price equal to or greater than $1.50 per share for replacement options to purchase an equivalent number of shares of our common stock at an exercise price equal to the greater of $1.00 or the closing sales price of our common stock, as quoted on Nasdaq, on the expiration date of the offer.  Subject to the optionee’s continued service, 25% of the shares underlying the replacement options would vest six months after the date the replacement options are granted, and the remaining 75% of the shares would vest in equal monthly installments beginning on the date of grant of the replacement options so that the replacement options would be vested in full three years from the grant date of the replacement options.  Detailed information regarding the terms and conditions of the offer and a list of your outstanding options will be provided to you when the offer commences.

We recognize that our stock price has been depressed over the last several months and hope that you will carefully consider this important offer. Our management and Board of Directors value your continued commitment to Metabasis.

Paul K. Laikind

President and Chief Executive Officer

December 2, 2008

WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. ALL METABASIS OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV.